Exhibit 99.01

OGE Energy Corp. announces executive changes

OKLAHOMA CITY - The board of OGE Energy Corp. (NYSE: OGE) recently appointed OGE Energy Chairman and CEO, Peter B. Delaney, as president of the company. He replaces Danny P. Harris who is retiring December 31, 2011.

Delaney previously served as president from January 2007 to November 2010. He has served as chairman and CEO of OGE Energy since September 2007 and as CEO of subsidiary, Enogex, since 2002.

OGE Energy also named Stephen E. Merrill chief operating officer of Enogex. Merrill previously served as vice president of human resources and corporate relations at OGE Energy. Merrill joined the company in 2007 as vice president and chief financial officer of Enogex.

Paul Renfrow has assumed responsibility for human resources and was named vice president public affairs and human resources at OGE Energy. Renfrow previously served as vice president public affairs.

In addition, Enogex has promoted John Laws to vice president planning and development. Laws previously served as Managing Director Finance at Enogex.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves almost 789,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.